Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of Global Blue Group Holding AG, of our report dated March 12, 2020 (which includes an explanatory paragraph relating to the ability of Far Point Acquisition Corporation to continue as a going concern) relating to the balance sheets of Far Point Acquisition Corporation as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
October 6, 2020